UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Inphi Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INPHI CORPORATION

3945 Freedom Circle, Suite 1100

Santa Clara, California 95054

(408) 217-7300

April 21, 2011

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders. The 2011 Annual Meeting of Stockholders will be held at 9:30 a.m., Pacific Time, on Tuesday, May 17, 2011, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304.

The formal notice of the 2011 Annual Meeting of Stockholders and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the 2011 Annual Meeting of Stockholders, it is important that your shares be represented and voted at the 2011 Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the 2011 Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the 2011 Annual Meeting of Stockholders.

Sincerely,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2011

To Our Stockholders:

Inphi Corporation will hold its 2011 Annual Meeting of Stockholders at 9:30 a.m., Pacific Time, on Tuesday, May 17, 2011, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304. We are holding the 2011 Annual Meeting of Stockholders:

•	to elect Class I directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants;

•	to hold an advisory vote on our executive compensation;

•	to hold an advisory vote on the frequency of holding an advisory vote on our executive compensation; and

•	to transact such other business as may properly come before the 2011 Annual Meeting of Stockholders and any adjournments or postponements of the 2011 Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 7, 2011 are entitled to notice of, and to vote at the 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the 2011 Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the 2011 Annual Meeting of Stockholders will be available at the Secretary’s office at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054.

It is important that your shares are represented at this 2011 Annual Meeting of Stockholders. Even if you plan to attend the 2011 Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the 2011 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

Santa Clara, California

April 21, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 17, 2011.

Our Proxy Statement for our 2011 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2010 and our Annual Report on Form 10-K are available on our website at www.inphi.com.

i

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation, a Delaware corporation, of proxies to be used at our 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Tuesday, May 17, 2011. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 21, 2011.

Appointment of Proxy Holders

Our Board asks you to appoint Young K. Sohn and John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 7, 2011, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 7, 2011, we had 26,348,608 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 7, 2011. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Telephone or via the Internet. You can vote by proxy by telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I director, FOR the ratification of the appointment of independent registered public accountants, FOR the advisory vote on our executive compensation and for holding the stockholders’ advisory vote on our executive compensation every 3 YEARS.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the two nominees for Class I directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. With respect to the frequency of the stockholder advisory vote to approve our executive compensation, the option receiving the highest number of votes will be considered, on an advisory basis, to be the preferred frequency for holding an advisory vote on our executive compensation. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 7, 2011, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals 1 (election of directors), 3 (approval of our executive compensation) and 4 (frequency of the stockholder vote to approve our executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies and that firm will receive a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at eight (8) members but will be reduced to seven (7) members effective at the time of the Annual Meeting.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are David J. Ladd, Timothy D. Semones and Lip-Bu Tan and their terms will expire at the Annual Meeting.

•	Our Class II directors are Diosdado P. Banatao and Young K. Sohn and their terms will expire at the annual meeting of stockholders to be held in 2012.

•	Our Class III directors are Chenming C. Hu, Peter J. Simone and Sam S. Srinivasan and their terms will expire at the annual meeting of stockholders to be held in 2013.

Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Messrs. Ladd and Tan as nominees for election as Class I directors at the Annual Meeting. Mr. Semones will not stand for re-election. Contemporaneously with the expiration of Mr. Semones’ term, the authorized number of directors will be reduced to seven (7) directors. Accordingly, two Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2014 or until their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

David J. Ladd has served on our Board since June 2007. In 1997, Mr. Ladd joined Mayfield Fund, a forty-two year old venture capital firm, where he has served in various capacities as a member of Mayfield Fund’s investment team until his retirement in December 2010. Prior to joining Mayfield Fund, he served as Chief Technology Officer of Octel Communications Corporation from 1994 until it was acquired by Lucent Technologies in 1997. In 1981 he co-founded Opcom/VMX, a voice messaging company, which was acquired by Octel in 1994. Mr. Ladd holds a B.S. degree in electrical engineering from the University of California, Berkeley and an M.S. degree in Computer Science from Stevens Institute of Technology.

Mr. Ladd’s experience as a technologist and as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, provides us with valuable insight into our industry and target markets.

Lip-Bu Tan has served on our Board since May 2002. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Flextronics International Ltd., Semiconductor Manufacturing International Corporation and SINA Corporation. He previously served on the board of directors of Centillium Communications, Inc. from 1997 to 2007, Creative Technology, Ltd. from 1990 to 2009, Integrated Silicon Solution, Inc. from 1990 to 2007, Leadis Technology, Inc. from 2002 to 2006 and MindTree Ltd. from 2006 to 2009. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco.

As Chief Executive Officer of Cadence and a Chairman of an international venture capital firm, as well as a director of a number of technology companies, Mr. Tan has extensive experience in the electronic design and semiconductor industries, as well as international operations and corporate governance expertise.

Vote Required

The two nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of

Messrs. Ladd and Tan as Class I directors of Inphi.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 7, 2011:

Name	Age	Position
Young K. Sohn	55	President, Chief Executive Officer and Director
John Edmunds	53	Chief Financial Officer and Chief Accounting Officer
Ron Torten	43	Vice President of Worldwide Sales
Diosdado P. Banatao	64	Chairman of the Board
Chenming C. Hu(2)	63	Director
David J. Ladd(1)(2)(3)	64	Director
Peter J. Simone(1)(2)(3)	63	Director
Sam S. Srinivasan(1)(2)(3)	66	Lead Director
Lip-Bu Tan	51	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on page 4. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Young K. Sohn has served as our President and Chief Executive Officer since August 2007 and as a director since July 2007. Prior to joining us, Mr. Sohn served as an Advisor at Panorama Capital, a venture capital firm, from June 2006 to June 2007. From August 2003 until his retirement in March 2005, Mr. Sohn served as President of Agilent Technologies, Inc.’s Semiconductor Group, now known as Avago Technologies, and as Chairman and Chief Executive Officer of Oak Technology, Inc., a semiconductor company, from 1999 until it was acquired by Zoran Corporation in August 2003. In addition, Mr. Sohn was an advisor to the Massachusetts Institute of Technology Media Lab’s OLPC (One Laptop Per Child) program from 2005 to 2007 and was the past President and Chairman of the Asia America MultiTechnology Association (AAMA) from 2001 to 2003. He currently serves on the board of directors for ARM Holdings PLC and Cymer, Inc. Mr. Sohn holds a B.S. degree in electrical engineering from the University of Pennsylvania and an M.S. degree from the MIT Sloan School of Management.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Ron Torten has served as our Vice President of Worldwide Sales since December 2007. Mr. Torten previously served as Chief Executive Officer of NemeriX, a semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc.’s Semiconductor Group, now known as Avago Technologies. Mr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc., a semiconductor company, from April 2000 to January 2004. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology and an M.B.A. from the University of California, Davis.

Diosdado P. Banatao has served on our Board and as chairman of our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao currently serves on the board of directors of Ikanos Communications, Inc. He previously served as Chairman and led investments in SiRF Technology, acquired by CSR plc; CSR plc; Marvell Technology Group Ltd.; Acclaim Communications, acquired by Level One Communications, Inc., which was then acquired by Intel Corporation; NewPort Communications, acquired by Broadcom Corporation; Cyras Systems, acquired by Ciena Corporation; and Stream Machine Company, acquired by Cirrus Logic, Inc. He has also served on the board of directors of various privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University.

Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Dr. Chenming C. Hu has served on our Board since August 2010. Since 2004, Dr. Hu has served as the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at University of California, Berkeley, where he has been a professor since 1976. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the boards of SanDisk Corp. and Formfactor, Inc. and was the founding board chairman of Celestry Design Solutions. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from University of California, Berkeley, all in electrical engineering.

Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry. Dr. Hu has also served on the board of directors of several other technology companies.

Peter J. Simone has served on our Board since April 2010. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. He also served as Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment manufacturing company, which was acquired by Novellus Systems, Inc., from June 2001 to December 2002. From February 2000 to February 2001, Mr. Simone served as a director and President of Active Controls Experts, Inc., a manufacturer and distributor of solid-state actuators, and served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a software company, from April 1997 until Xionics’ acquisition by Oak Technology, Inc. in January 2000. Mr. Simone currently serves on the board of directors of Monotype Imaging Holdings Inc., Newport Corporation, Veeco Instruments, Inc. and Cymer, Inc. He previously served on the board of directors of Sanmina-SCI Corporation from 2003 to 2008. Mr. Simone is also a member of the board of directors of the Massachusetts High Technology Council and is vice president of the board of Walker Home and School for Children. Mr. Simone holds a B.S. degree in accounting from Bentley University and an M.B.A. from Babson College.

Mr. Simone possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience. Mr. Simone has also served on the board of directors of several other technology companies.

Sam S. Srinivasan has served on our Board since June 2007 and as lead director since February 2011. Mr. Srinivasan served as Chief Executive Officer and Chairman of Health Language, Inc., a software company, from May 2000 to March 2002 and currently serves as Chairman Emeritus. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Currently, Mr. Srinivasan serves on the board of directors of TranSwitch Corporation, as well as its nominating and corporate governance committee and is the chairman of its audit committee. Mr. Srinivasan previously served on the board of directors of SiRF Technology Holdings, Inc. from 2004 to 2009, Centillium Communications, Inc. from 2006 to 2008, and Leadis Technology, Inc. from 2008 to 2009. He holds a B.A. in commerce from Madras University, India and an M.B.A. from Case Western Reserve University. Mr. Srinivasan is a member of the American Institute of Certified Public Accountants.

Mr. Srinivasan has considerable financial experience with publicly-traded companies and is a certified public accountant. He has also served as a director for a number of technology companies and as member of various board of director committees.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. Our Board held 11 meetings during 2010. Each director attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2010. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the lead director. We do not have a policy regarding directors’ attendance at the Annual Meeting; however, we encourage our all directors to attend. This will be our first annual meeting of stockholders following our initial public offering.

Board Leadership Structure. Our Board established certain corporate governance principles in connection with our initial public offering. Our Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director. Mr. Banatao is our Chairman and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange, or the NYSE, our Board has elected Mr. Srinivasan as lead director. Mr. Srinivasan will serve as lead director for three years at which time our Board will elect another independent director to serve as lead director.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Independence. In June 2010, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board determined that

Messrs. Banatao, Ladd, Simone and Srinivasan and Dr. Hu, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. Mr. Banatao served as our Interim Chief Executive Officer and beneficially owns approximately 9.1% of our common stock, which represents shares held by Tallwood I, L.P. and Tallwood Partners, LLC, venture funds affiliated with Tallwood Venture Capital, of which Mr. Banatao is a Managing Partner and Managing Member, respectively, and the Banatao Living Trust DTD 7/21/99, Banatao Children’s Trust and Banatao Heritage Trust U/A DTD 5/7/01, for which Mr. Banatao is a trustee. Our Board considered Mr. Banatao’s prior role with us and his beneficial stock ownership in its determination that Mr. Banatao qualifies as an independent director as defined under the rules of the NYSE.

In determining that Messrs. Banatao, Ladd, Simone and Srinivasan and Dr. Hu qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the New York Stock Exchange Manual, or Rule 303A.02(b), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors, including Mr. Banatao and Mr. Ladd, had any other material relationship with us, other than in his capacity as a director and stockholder. Our Board specifically considered the beneficial ownership of common stock deemed held by Messrs. Banatao and Ladd and determined that such ownership would not impact their ability to exercise independent judgment as a director, notwithstanding such beneficial ownership. Upon concluding that neither Mr. Banatao nor Mr. Ladd had any of the relationships specifically enumerated in Rule 303A.02(b) or any other material relationship with us, and that their respective beneficial ownership of our common stock would not impact their ability to exercise independent judgment as a director or their overall independence from management, our Board determined that both Messrs. Banatao and Ladd qualify as independent directors. In December 2010, Mr. Ladd retired from Mayfield and, as a result, he is no longer deemed to beneficially own the shares held by the Mayfield Funds.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission, or the SEC, rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has determined that Messrs. Simone and Srinivasan are each an “audit committee financial expert,” as defined by the rules promulgated by the SEC. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:

Members:	Sam S. Srinivasan, Chairperson
David J. Ladd
Peter J. Simone

Number of Meetings in 2010:	6

Functions:

Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our Board considered Mr. Simone’s services on the audit committee of four other corporate boards of directors. Mr. Simone serves as a member of our audit committee. He also serves as the chairman of the audit committee of Monotype and Veeco and is a member of the audit committees of Cymer and Newport, all four of which are publicly-traded companies. Pursuant to the terms of the audit committee charter and the regulations of the NYSE, our Board has determined that Mr. Simone’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in Executive Sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	4

Members:	Peter J. Simone, Chairman
Chenming C. Hu
David J. Ladd
Sam S. Srinivasan

Number of Meetings in 2010:	4

Functions:	Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chairman also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	David J. Ladd, Chairperson
Peter J. Simone
Sam S. Srinivasan

Number of Meetings in 2010:	None; during 2010, the activities of the nominating and corporate governance committee were addressed by our Board as a whole, and therefore there were no separate committee meetings. As a public company, we expect that the nominating and corporate governance committee will meet regularly in 2011.

Functions:	Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Dr. Hu and Messrs. Ladd, Simone and Srinivasan served as members of our compensation committee during 2010. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. Our nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board of Directors membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies.

Our Board also adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. Our code of business conduct and ethics are posted on our website. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for an executive officer or director may only be granted by our Board or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

COMPENSATION OF DIRECTORS

Prior to our initial public offering, our independent directors received an annual retainer of $32,000 and the chairman of our audit committee received an additional annual retainer of $10,000. In addition, for a description of our compensation arrangements with Young K. Sohn, see “Executive Compensation.”

Following completion of our initial public offering in November 2010, our non-employee directors, other than our Chairman of the Board and the lead director, receive an annual retainer of $32,000, prorated for partial service in any year. Our Chairman of the Board and lead director receive an annual retainer of $50,000 and $40,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $7,500, $5,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units under our 2010 Stock Incentive Plan. A non-employee director, other than those currently serving on our Board, will be automatically granted an initial restricted stock unit for shares of our common stock that has a value of $160,000, calculated using the fair market value of our common stock on the date of grant, upon becoming a member of our Board. The initial option will vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director will be automatically granted a restricted stock unit for shares of our common stock that has a value of $80,000, calculated using the fair market value of our common stock on the date of grant, provided the director has served on our Board for at least six months. These restricted stock units will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The restricted stock units granted to non-employee directors will have a per share fair value equal to the closing price of the underlying shares on the date of grant as reported on the NYSE and will become fully vested if a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

2010 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2010. The table excludes Young K. Sohn, who did not receive any additional compensation from us for his role as a director because he is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
Diosdado Banatao	6,250	—	—	6,250
Chenming C. Hu	12,625	206,047	—	218,672
David J. Ladd	6,501	—	—	6,501
Timothy D. Semones	4,000	—	86,4000	90,400
Peter J. Simone	29,188	159,249	—	188,437
Sam S. Srinivasan	43,750	—	—	43,750
Lip-Bu Tan	4,000	—	—	4,000

(1)	Amounts listed in this column represent the fair value of the awards computed in accordance with FASB ASC Topic 718 as of the grant date multiplied by the number of shares. See note 11 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of assumptions made in determining the grant date fair value.
(2)	Please see the outstanding equity awards table below for the details of the stock awards granted.
(3)	Represents fees earned for consulting services.

	Option Awards					Stock Awards (2)
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares That Have Not Vested($)(2)
Sam S. Srinivasan	8/15/07	25,714	—	1.78	8/15/2017
	8/27/09	19,285	—	2.62	8/27/2019
Timothy D. Semones	6/7/02	6,866	—	2.34	6/7/2012
	5/5/06	4,285	—	1.05	5/5/2016
	2/16/07	56,888	—	1.22	2/16/2017
	8/15/07	28,444	—	1.78	8/15/2017
	10/17/07	51,428	—	1.94	10/17/2017
Chenming C. Hu						8/17/10	17,142	344,383
Peter J. Simone						4/30/10	17,142	344,383

(1)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.
(2)	The amount represents the fair market value of our common stock as of December 31, 2010 multiplied by unvested shares as of December 31, 2010. The closing price of our common stock on December 31, 2010 was $20.09.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 7, 2011 regarding the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 26,348,608 shares of common stock outstanding on April 7, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 7, 2011, or June 6, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

Entities affiliated with Walden International(1)	3,116,458	11.8%
Entities affiliated with Tallwood I, L.P.(2)	2,396,687	9.1
Entities affiliated with Mayfield Fund(3)	2,784,420	10.6

Directors and Named Executive Officers:

Young K. Sohn(4)	1,071,211	3.9
John Edmunds(5)	261,434	*
Gopal Raghavan(6)	529,861	2.0
Ron Torten(7)	207,912	*
Diosdado P. Banatao(2)	2,396,687	9.1
Chenming Hu(8)	17,142	*
David J. Ladd(9)	8,879	*
Timothy D. Semones(10)	164,101	*
Sam S. Srinivasan(11)	70,713	*
Peter J. Simone(12)	17,142	*
Lip-Bu Tan(1)	3,116,458	11.8
All current directors and executive officers as a group (10 persons) (13)	7,331,679	27.8

*	Amount represents less than 1% of our common stock.
(1)

Based on the Forms 4 filed on November 16, 2010, represents 59,210 shares held by Asian Venture Capital Investment Corporation, or AVCIC, 59,210 shares held by International Venture Capital Investment Corporation, or IVCIC, 59,210 shares held by International Venture Capital Investment III Corp., or IVCIC III, 52,423 shares held by Pacven

Walden Ventures Parallel V-A C.V., 52,423 shares held by Pacven Walden Ventures Parallel V-B. C.V., 62,642 shares held by Pacven Walden Ventures Parallel VI, L.P., 5,576 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,274,888 shares held by Pacven Walden Ventures V, L.P., 804,499 shares held by Pacven Walden Ventures VI, L.P., 36,672 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. and 40,705 shares held by Seed Ventures III Ptd Ltd. Lip-Bu Tan, one of our directors, is the sole director of Pacven Walden Management V Co. Ltd,. which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P., or Pacven V and affiliated funds. He is also the sole director of Pacven Walden Management VI Co. Ltd., which is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P., or Pacven VI and Parallel Funds. Mr. Tan is also the President of each of AVCIC, IVCIC and IVCIC III. The voting and investment power over the shares held by AVCIC is determined by a majority of its six directors, You-Lin Lu, Allen Kao, Allen Hsu, Wee Ee Cheong, George Lee and Mr. Tan, all of whom disclaim beneficial ownership of shares held by AVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC is determined by a majority of its 13 directors, You-Lin Lu, Allen Hsu, C. C. Kuo, Allen Kao, Yaw Nan Lu, James Tseng, Wen-Ching Tseng, Yu-Hwei Huang, F. C. Sun, Hock Voon Loo, Wee Ee Cheong, Lorin Young and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC III is determined by a majority of its four directors, James Tseng, Yaw Nan Lu, Julian Yu and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC III except to the extent of any pecuniary interest therein. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.

(2)	Based on the Forms 4 filed by Tallwood I, L.P. on March 4 and April 8, 2011, consists of 765,739 shares held by Tallwood I, L.P. , 243,384 shares held by the Banatao Living Trust DTD 7/21/99, 25,909 shares held by Tallwood Management Co., LLC, 837,536 shares held by Tallwood Partners, LLC, 516,802 shares held by the Banatao Children’s Trust and 7,317 shares held by the Banatao Heritage Trust U/A DTD 5/7/01. Diosdado P. Banatao, one of our directors, is the managing member of Tallwood Management Co. LLC, which is the general partner of Tallwood I, L.P. The Banatao Living Trust directly or indirectly holds 100% of the membership interests in Tallwood Management Co. LLC and Tallwood Partners, LLC. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by these funds. Mr. Banatao, as trustee of the Banatao Living Trust, Banatao Children’s Trust and the Banatao Heritage Trust U/A DTD 5/7/01, holds shared voting and dispositive power of the securities held by these trusts. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The principal business address of Tallwood I, L.P., Tallwood Management Co. LLC and Tallwood Partners, LLC is 400 Hamilton Avenue, Suite 230, Palo Alto, CA 94304.
(3)	Based on the Schedule 13G filed Mayfield XI Management, LLC on February 9, 2011 and a Form 4 filed on April 8, 2011, represents 50,118 shares held by Mayfield Associates Fund VI, a Delaware limited partnership, or MF AF VI, 172,633 shares held by Mayfield Principals Fund II, a Delaware limited liability company, or MF PF II, 150,357 shares held by Mayfield XI, a Delaware limited partnership, or MF XI, and 2411,312 shares held by Mayfield XI Qualified, a Delaware limited partnership, or MF XI Q. Yogen K. Dalal, Janice M. Roberts and Robert T. Vasan are managing directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. The individuals listed herein may be deemed to have voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF PF II, MF XI and MF AF VI, but disclaim such beneficial ownership except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.
(4)	Includes 805,783 shares subject to options that are immediately exercisable, of which 167,363 shares are subject to our right of repurchase as of June 6, 2011, 9,393 restricted shares are subject to our right of repurchase as of June 6, 2011 and 50,000 shares subject to restricted stock units, all of which are unvested as of June 6, 2011. Also includes 30,000 shares held by each of Mr. Sohn’s three children.
(5)	Includes 238,934 shares subject to options that are immediately exercisable, of which 85,358 shares are subject to our right of repurchase as of June 6, 2011 and 22,500 shares subject to restricted stock units, all of which are unvested as of June 6, 2011.
(6)	Based on the Form 4 filed on February 15, 2011 and Dr. Gopal’s participation in our public offering that closed on April 6, 2011, includes 185,815 shares subject to options that are immediately exercisable, none of which are subject to our right of repurchase as of June 6, 2011.
(7)	Includes 147,592 shares subject to options that are immediately exercisable, of which 59,224 shares are subject to our right of repurchase as of June 6, 2011, and 18,750 shares subject to restricted stock units, all of which are unvested as of June 6, 2011.

(8)	Consists of 17,142 restricted shares that are subject to forfeiture as of June 6, 2011.
(9)	Consists of 8,879 shares subject to restricted stock units, all of which are unvested as of June 6, 2011.
(10)	Includes 147,911 shares subject to options that are immediately exercisable, none of which are subject to our right of repurchase as of June 6, 2011.
(11)	Includes 44,999 shares subject to options that are immediately exercisable, of which 6,429 shares are subject to our right of repurchase as of June 6, 2011.
(12)	Includes 17,142 restricted shares, of which 12,499 shares are subject to forfeiture as of June 6, 2011.
(13)	Includes 1,385,219 shares subject to options that are immediately exercisable, of which 318,374 shares are subject to our right of repurchase as of June 6, 2011. Also includes 100,129 shares subject to restricted stock units that are unvested as of June 6, 2011, 34,284 outstanding restricted shares that are subject to forfeiture as of June 6, 2011, and 9,393 restricted shares that are subject to our right of repurchase as of June 6, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2008 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights

The holders of 11,855,415 shares of common stock, including shares to be issued upon the exercise of warrants to purchase shares of our common stock, are entitled to contractual rights by which they may require us to register those shares under the Securities Act of 1933, or the Securities Act. All of these shares are subject to a 180-day lock-up period, which expires on May 9, 2011. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Subject to limitations and conditions specified in the amended and restated investor rights agreement with the holders, six months after our initial public offering, holders of at least 30% of the shares of common stock that were issued upon conversion of our former preferred stock upon completion of our initial public offering and shares of common stock issued as a result of the exercise of certain warrants (collectively referred to herein as Registrable Securities) may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration shall include at least 20% of such shares of common stock and shares issued as a result of the exercise of certain warrants, or a lesser percentage if the anticipated aggregate public offering price would exceed $10,000,000. We are not obligated to effect more than two of these demand registrations. These registration rights shall terminate (i) as to each holder who, immediately following the consummation of our initial public offering, holds shares of Registrable Securities which may be immediately sold under Rule 144 during any 90-day period and (ii) as to all holders upon the five-year anniversary of the consummation of our initial public offering.

Sale of Preferred Stock

Messrs. Banatao and Tan, two of our directors, are affiliated with Tallwood I, L.P. and entities affiliated with Walden International, respectively.

From January 30, 2008 through April 21, 2008, Tallwood I, L.P., entities affiliated with Walden International, an entity associated with Samsung, and Mr. Srinivasan, one of our directors, purchased 178,729, 267,056, 160,595 and 31,312 shares of our Series E preferred stock, respectively, for an aggregate purchase price of approximately $1,712,387, $2,558,651, $1,538,646 and $300,000, respectively, or $9.5809 per share. In connection with these purchases of our Series E preferred stock, Tallwood I, L.P., entities affiliated with Walden International, an entity associated with Samsung and Mr. Srinivasan entered into the same agreements as the other investors, and we believe that the significant terms of these purchases of preferred stock would not differ in any material way from the terms we could have negotiated with unaffiliated third parties.

As Messrs. Banatao and Tan are affiliated with Tallwood I, L.P. and Walden International, respectively, beneficial ownership of the shares purchased by Tallwood I, L.P. and by entities affiliated with Walden International are attributable to Messrs. Banatao and Tan, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Other Transactions

We have a business relationship with Samsung, which holds approximately 4.6% of our outstanding shares of common stock. Samsung disclaims beneficial ownership of an additional 4.1% of our outstanding shares of common stock held by funds affiliated with Samsung Venture Investment Company. For the years ended December 31, 2010 and 2009, Samsung purchased high-speed PLLs and register solution for approximately $27.9 million and $21.2 million, respectively, constituting 34% and 36% of our total revenue, respectively. While Samsung is a significant stockholder, we believe that the terms of our purchase orders, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties.

As of December 31, 2010, we have a software subscription and maintenance agreement with Cadence Design Systems, Inc., which agreement was entered into in the ordinary course of business. In connection with this agreement, we committed to pay approximately $7.0 million, payable in 16 quarterly payments through May 2011. We paid $1.4 million, $1.8 million and $2.1 million in the years ended December 31, 2008, 2009 and 2010, respectively. In December 2010, we committed to pay an additional $5.25 million, payable in 10 quarterly payments through November 2013. Mr. Tan, one of our directors, is currently the Chief Executive Officer of Cadence. Mr. Tan does not have a direct or indirect material interest in the transaction. The agreement with Cadence was entered into in June 2007, prior to Mr. Tan’s employment with Cadence. Mr. Tan was appointed the President and Chief Executive Officer of Cadence in January 2009, although he has served as a member of the Cadence board of directors since 2004. Mr. Tan did not participate in the negotiation of, and did not derive any direct or indirect compensation or other benefit, monetary or otherwise, as a result of this agreement. In addition, Mr. Tan is not a party to the agreement. Further, the amounts paid and to be paid to Cadence under this agreement do not, and are not expected to, constitute a material percentage of the revenue of Cadence. Specifically, the amounts paid to Cadence in the years ended December 31, 2008, 2009 and 2010 accounted for 0.13%, 0.21% and 0.22% of Cadence’s revenue for the years ended January 3, 2009, January 2, 2010 and January 1, 2011, respectively. We believe that the significant terms of these purchases, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties.

Procedures for Approval of Related Party Transactions

Pursuant to our Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis discusses the compensation programs and policies for our principal executive officer, principal financial officer and our two other most highly compensated executive officers as determined by the rules of the SEC. In February 2011, Dr. Raghavan resigned from his position as Chief Technology Officer. Our named executive officers and their positions in 2010 were:

Young K. Sohn	President and Chief Executive Officer

John Edmunds	Chief Financial Officer and Chief Accounting Officer

Gopal Raghavan	Former Chief Technology Officer

Ron Torten	Vice President of Worldwide Sales

Recommendations for executive compensation are made by our compensation committee and approved by our Board, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our Board. The primary components of compensation for our named executive officers were base salary, cash incentive compensation and equity-based compensation. The following information should be read together with the compensation tables and related disclosures set forth below.

Objectives of the Executive Compensation Program

Our executive compensation program is shaped by the competitive market for executives in the semiconductor industry. We have designed an executive compensation program with the following primary objectives:

•	to attract, retain and motivate talented and experienced executives;

•	to provide fair, equitable and reasonable compensation to each executive officer;

•	to reward job performance, and

•	to further align the interest of our executive officers with that of our stockholders.

Since we were founded in 2000, our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us achieve our business objectives. We aim to achieve these objectives while preserving our cash resources, largely through equity-based compensation. By focusing our executive compensation program primarily on equity-based compensation, we have sought to align the interest of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

Our Compensation Committee expects to:

•	refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company;

•	use individual and corporate performance goals to tie the compensation of our executive officers to our financial performance and creation of stockholder value;

•	use equity-based award programs to continue the long-term connection with stockholder value and executive compensation; and

•	structure our executive compensation program so as to not incentivize unnecessary risk-taking.

Role of the Compensation Committee

Our compensation committee is currently comprised of four independent, non-employee directors, Mr. Simone (Chairman), Dr. Hu, Mr. Ladd and Mr. Srinivasan. Our compensation committee determines and recommends to our Board the compensation for our executive officers. With respect to our named executive officers, other than our Chief Executive Officer, our compensation committee meets with our Chief Executive Officer as needed to provide evaluations of our executive officers and other relevant information to our compensation committee and makes recommendations regarding appropriate compensation for each executive, including merit increases, changes to incentive compensation and grant of equity awards. Historically, our compensation committee has established the executive compensation by considering the competitive market for corresponding positions at companies of similar size and stage of development operating in the semiconductor industry. Specifically, our compensation committee used research and industry standards based on their personal knowledge of the competitive market. In 2010, to complement its review of executive compensation for our named executive officers, our compensation committee consulted the 2009 High Technology Executive Compensation Survey, a publicly available compensation survey prepared by Radford, a compensation consulting firm, to benchmark our executive compensation against companies with similar revenues, market capitalization and other financial measures within our industry. We expect that our compensation committee will engage an independent consultant in setting our executive compensation program.

2010 Competitive Market Review

Our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of our executive compensation program, including authority to approve the consultant’s fees and other terms of its engagement. Our compensation committee engaged Radford in January 2010 to perform the following services:

•	assess and provide recommendations with respect to updating the list of peer companies against which we benchmark our executive compensation;

•	brief our compensation committee on current compensation market trends;

•	assess our performance against our peer groups and evaluate our current executive compensation program with a view to supporting and reinforcing our long-term strategic goals; and

•	assist our compensation committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

To understand our position relative to market, it has been our historical practice to consider the market for comparable positions on an annual basis to ensure executive compensation remains competitive. Going forward, our compensation committee intends to evaluate the practice of setting our executive compensation program at the median of our peer group as established by our compensation committee. In 2010, Radford selected the following 16 companies to create a benchmark for assistance in determining competitive compensation packages.

Advanced Analogic Technologies Applied Micro Circuits Cavium Networks Cirrus Logic	Hittite Microwave Integrated Device Technology Lattice Semiconductor Micrel	Microsemi Monolithic Power Systems Netlogic Microsystems Power Integrations	Semtech Silicon Labs Standard Microsystems Volterra Semiconductor

Elements of Executive Compensation

Overview

Our executive compensation program consists of three principal components:

•	base salary;

•	cash incentive compensation; and

•	equity-based compensation.

We also provide our executive officers with other benefits, including commuting allowance, severance, change-of-control benefits and the ability to participate in employee benefit plans on the same terms as all other eligible employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. Our compensation committee considered several factors in determining base salaries, including each executive officer’s position, functional role, scope of responsibilities and seniority, individual performance, our financial performance and the relative ease or difficulty of replacing such executive officer with a person with comparable experience.

The effective base salary for each of our named executive officers for 2009 and 2010 was as follows:

	Annual Base Salary(1)

Name	2009	2010

Young K. Sohn	250,000	300,000
John Edmunds	250,000	260,000
Gopal Raghavan	200,000	225,000
Ron Torten	200,000	225,000

(1)	Reflects the highest annualized base salary established for the named executive officer during each year.

From our time of incorporation until 2009, we did not make substantial increases in our base salary structure for our executive officers. As we did not realize net profits and positive cash flows from operations until second quarter of 2009, our base salaries reflected our status as a start-up company focused principally on technology and product development and efficient use of limited cash resources. However, in 2009, our revenue began to increase and we generated positive cash flows. Accordingly, our compensation committee approved the increase in base salaries of our executive officers in light of their additional responsibilities as we focused on increased customer and revenue growth. The increase was consistent with the Radford survey of base salaries from our peer group and brought our executive officers’ base salaries to approximately the 25th percentile of base salaries of our peer group.

Cash Incentive Compensation

Our cash incentive compensation is intended to incentivize our executive officers in the achievement of our pre-determined financial objectives and individual performance objectives. We believe it is important to provide our executive officers with the opportunity to earn annual cash incentive payments to reward performance and the achievement of various pre-determined objectives. In 2010, we established an annual cash incentive plan for our executive officers for 2010 and we anticipate that we will establish similar cash incentive plans in the future. Under the annual cash compensation plan, an executive officer’s annual cash incentive award will generally depend on two performance factors, one related to our financial performance and one related to the executive officer’s individual performance as measured against specific management-by-objective goals, or MBO.

Year 2010

For 2010, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our executive officers. The performance target is based on our revenue growth, and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited to, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and preparing for our initial public offering. Under this cash incentive plan, if our revenue for the year ended December 31, 2010 equaled or exceeded $72 million, then our bonus pool would be equal to 6% of our targeted earnings before income tax, stock-based compensation expense, and depreciation and amortization. Our bonus pool could increase up to a maximum of 12% of our targeted earnings before income tax, stock-based compensation expense, and depreciation and amortization if we exceed our revenue target by 15% or more. The target amounts that could be paid out of the available bonus pool to our named executive officers are as follows:

Named Executive Officer	Target Cash Incentive ($)	Percentage of Base Salary (%)	Maximum Cash Incentive ($)	Percentage of Base Salary (%)

Young K. Sohn	150,000	50	300,000	100
John Edmunds	78,000	30	156,000	60
Gopal Raghavan	67,500	30	135,000	60
Ron Torten	67,500	30	135,000	60

Mr. Sohn’s MBO goals in 2010 were centered around us achieving a corporate revenue goal of $72 million, as well as achieving product development and market penetration goals, exploring potential growth through establishing relationships with third parties and preparing for a possible initial public offering. Mr. Edmunds’s MBO goals in 2010 were centered around us achieving a corporate revenue goal of $72 million, completing our initial public offering and leading certain functional areas within the company. Mr. Raghavan’s MBO goals in 2010 were aligned with developing and maintaining technology leadership and exploring the technology aspects of certain potential strategic relationship opportunities. Mr. Torten’s MBO goals for 2010 were based upon us achieving our corporate revenue objective of $72 million and upon achieving his individual MBO goals to increase sales in order for us to achieve our corporate revenue target of $72 million, to increase design wins and to maintain our leadership position in the markets in which we compete. For 2010, our revenue was $83.2 million, exceeding our corporate revenue goal of $72 million. As a result, our named executive officers were eligible to receive a cash incentive payment from the bonus pool. As discussed above, bonuses for each of our named executive officers were determined based on their overall performance and contribution to our company, taking into account their MBO goals. In assessing each individual’s performance, our compensation committee did not apply a quantitative analysis but instead made a qualitative assessment of the relative importance of the overall objectives achieved by each of our named executive officers. The bonus paid to each of our named executive officers is set forth in the 2010 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Year 2011

For 2011, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our named executive officers similar to what was in place for 2010. For 2011, the performance target is based on our operating income growth and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and operating in good form as a public company. In 2011, if we exceed our operating income targets, 33% of such excess will fund the bonus pool for all employees up to a total of $2 million. We believe that the 2011 goals are reasonably challenging to incentivize our named executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, the threshold targets are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return.

Equity-Based Compensation

Our equity-based compensation is intended to incentivize and retain executive officers through the use of time-based vesting while tying our long-term financial performance and stockholder value creation to the executive officer’s financial gain. Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has been and will continue to be a significant part of our executive officers’ total compensation packages. We believe both time-based vesting and shared financial success are long-term incentives that motivate executive officers to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. We believe that long-term performance is achieved through an ownership culture that encourages a high level of continuously improving performance by our executive officers through grants of equity awards. The vesting feature of our equity grants contributes to executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period. Prior to April 2011, we used stock options as the only type of equity award granted to eligible employees, including our executive officers. Beginning in April 2011, we also used restricted stock units as an equity award granted to our eligible employees, including our executive officers.

In 2010, the equity-based awards granted to our executive officers were in the form of stock options granted at fair market value with time-based vesting under our 2000 Stock Plan. All of our executive officers receive equity-based awards when they are hired and these awards typically vest over a four-year period, with 1/4th of the shares vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. The level of equity-based compensation is reviewed periodically and additional option grants are made from time to time. In the future, we expect our compensation committee to review equity-based compensation levels, along with our base salary and annual cash incentives, on an annual basis.

In 2010, our named executive officers were awarded the following stock options under our 2000 Stock Plan:

Named Executive Officer	Date of Award	Number of Shares

Young K. Sohn	4/30/2010	128,571	(1)
John Edmunds	4/30/2010	42,856	(1)
Gopal Raghavan	4/30/2010	107,142	(1)
Ron Torten	4/30/2010	21,428	(1)
Young K. Sohn	7/14/2010	428	(2)

(1)	The awards will begin vesting on April 30, 2011 and will vest as to 1/48th of the shares monthly thereafter over the 48 succeeding months.
(2)	This award vested immediately in full.

Our compensation committee granted the above awards in recognition of our named executive officers’ efforts during the previous year after considering the extraordinary growth and development of our business. In determining the amount of the awards above, our compensation committee considered the executive officer’s position, the existing equity awards held by the executive officer and the total number of equity awards outstanding. The equity-based awards are meant to provide long-term incentives to motivate the executive officers to stay and contribute to our continuous growth.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our executive officers with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits. Certain of our named executive officers are entitled to severance and change of control benefits pursuant to their offer letters. We believe these severance and change of control benefits are an essential element of our executive compensation package that enables us to recruit and retain talented executives, the terms of which are described below under “—Employment, Severance and Change in Control Arrangements.”

Benefits. We maintain broad-based benefits that are provided to all eligible employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. We do not provide any retirement benefits separate from the 401(k).

Other Compensation. We pay Mr. Sohn a commuting allowance to reimburse him for expenses incurred traveling between our Westlake Village office and his place of residence. Under his offer letter, Mr. Sohn is entitled to a commuting allowance of $50,000 per year. The value of this benefit is included in the “2010 Summary Compensation Table” under “All Other Compensation.”

Accounting and Tax Considerations

Section 162(m). Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to any and each of our Chief Executive Officer and other highest paid officers in office at year end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Share-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. Our compensation committee has determined to retain for the foreseeable future our stock option and restricted stock unit program as the sole component of its long-term compensation program and to record this expense on an ongoing basis.

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those programs. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short-and long-term corporate performance.

•

A significant portion of our executive officers’ total direct compensation is in the form of equity awards that usually vest over multiple years. Internal controls, the number of people involved and discipline over financial records, financial reporting, disclosure and external communications tend to mitigate the risk of any one individual to single handedly have a material influence on our financial reporting in a way that would materially increase the potential value of an individual’s equity award.

•

The funded pool of our annual bonus program is dependent upon company revenue performance relative to the annual plan and capped in total by our Board when the annual business plan is approved in the beginning of the year. All individual awards for executives from the pool are reviewed by our compensation committee in relation to the individual performance against specific preset objectives. All other awards to individual contributors are also reviewed by the committee for reasonableness and equity among the employees.

•	Our compensation committee has the ability to use, and has used, negative discretion to reduce payouts under the annual bonuses as appropriate to the circumstances.

Our determination that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company was based upon the considerations identified above.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A.

Respectfully submitted on April 15, 2011, by the members of the compensation committee of the Board of Directors:

Mr. Peter J. Simone, Chairman
Dr. Chenming C. Hu
Mr. David J. Ladd
Mr. Sam S. Srinivasan

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2010 and 2009 for our President and Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers as of December 31, 2010, whom we refer to as our named executive officers.

Name & Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Young K. Sohn President and Chief Executive Officer	2010	289,583	730,290	175,000	50,000	1,244,873
	2009	250,000	—	100,000	50,000	400,000

John Edmunds Chief Financial Officer and Chief Accounting Officer	2010	260,000	243,430	63,000	—	566,430
	2009	250,000	12,195	40,000	—	302,195

Gopal Raghavan(4) Chief Technology Officer	2010	220,833	608,575	65,000	—	894,408
	2009	200,000	41,349	53,200	—	294,549

Ron Torten Vice President of Worldwide Sales	2010	212,500	124,433	75,757	—	412,690
	2009	200,000	15,118	109,161	—	324,279

(1)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in note 11 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2010.
(2)	Reflects the amount approved by our compensation committee as cash incentive to executive officers for 2010 based upon satisfaction of the criteria under our 2010 bonus program. See “Compensation Discussion and Analysis—Cash Incentive Compensation” for a discussion on our bonus plan in 2010.
(3)	Represents commuting allowance.
(4)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Grants of Plan-Based Awards in 2010

The following table sets forth information on grants of plan-based awards in 2010 to our named executive.

					All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
	Grant Date	Estimated Future Payouts Under Non-Equity Inventive Plan Awards(1)(2)
Name		Threshold($)	Target($)	Maximum($)
Young K. Sohn	4/30/10				128,571	9.29	730,290
		—	150,000	300,000	—	—	—
John Edmunds	4/30/10				42,856	9.29	243,430
		—	78,000	156,000	—	—	—
Gopal Raghavan	4/30/10				107,142	9.29	608,575
		—	67,500	135,000	—	—	—
Ron Torten	4/30/10				21,428	9.29	121,715
	7/14/10				428	12.02	2,718
		—	67,500	135,000	—	—	—

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our cash incentive plan and represents pre-established target awards as a percentage of base salary for fiscal year ended December 31, 2010, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual cash incentive plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation Table.
(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.
(3)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all awards of stock options made to executive officers in note 11 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2010.

Narrative to 2010 Summary Compensation Table and Grants Plan-Based Awards in 2010 Table

Please see “—Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options grants.

Outstanding Equity Awards at December 31, 2010

The following table presents certain information concerning equity awards held by our named executive officers at December 31, 2010.

	Option Awards(1)
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options	Option Exercise	Option Expiration
Name	Exercisable		Unexercisable	Price($)	Date
Young K. Sohn	866,704		—	1.78	8/15/2017
	128,571	(4)	—	9.29	4/30/2020
John Edmunds	183,221		—	1.96	3/12/2018
	12,857	(2)	—	1.47	2/25/2019
	42,856	(4)	—	9.29	4/30/2020
Gopal Raghavan	143,666	(3)	—	2.34	6/7/2012
	268,761	(3)	—	0.70	5/19/2014
	200,571		—	1.05	5/5/2016
	42,857	(2)	—	1.47	2/25/2019
	428	(3)	—	2.62	8/27/2019
	107,142	(4)	—	9.29	4/30/2020
Ron Torten	193,165		—	1.96	3/12/2018
	8,571	(2)	—	1.47	2/25/2019
	4,285	(3)	—	2.62	8/27/2019
	21,428	(4)	—	9.29	4/30/2020

(1)	Except as otherwise noted, all option awards listed in the table vest as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter. Unless otherwise noted, all option awards are subject to early exercise, subject to our right of repurchase during the vesting period.
(2)	This stock option vests in full after three years of service from the grant date.
(3)	This stock option is fully vested.
(4)	This stock option vests in a series of 48 successive equal monthly installments upon completion of each additional month of service over the 48-month period measured from the first anniversary of such optionee’s vesting commencement date

Option Exercises and Stock Vested in 2010

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Young K. Sohn	—	—
John Edmunds	—	—
Gopal Raghavan	67,285	755,521
Ron Torten	10,285	103,261

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. As there was no public market for our common stock on the dates the options were exercised, we have assumed the fair market value on the date of exercise was $12.00, the initial public offering price per share.

Employment, Severance and Change in Control Arrangements

In July 2007, we entered into an offer letter agreement with Young K. Sohn, our Chief Executive Officer. This offer letter agreement set Mr. Sohn’s base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Sohn is entitled to a commuting allowance of $50,000 annually, or $4,167 per month. In addition, Mr. Sohn was granted options to purchase 1,220,703 shares of our common stock under the 2000 Stock Plan. Mr. Sohn is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Sohn’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us. On June 8, 2010, we entered into an amendment to Mr. Sohn’s offer letter to conform his offer letter to the requirements of Section 409A of the Code.

Pursuant to Mr. Sohn’s offer letter agreement, if Mr. Sohn’s employment terminates after a “corporate transaction” as defined below, he will receive one year of benefits and salary. If he is involuntarily terminated within 18 months of a “corporate transaction,” then his options granted under the offer letter agreement will become fully vested. If Mr. Sohn’s employment is involuntarily terminated and his termination is not subsequent to a “corporate transaction”, as defined below, Mr. Sohn will receive one year of benefits. However, these provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Sohn on June 8, 2010. Under this change of control severance agreement, if Mr. Sohn is terminated by us without “cause,” as defined below, or if he resigns for “good reason,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Sohn will be entitled to receive a lump sum equal to 200% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Sohn elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will reimburse Mr. Sohn on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Sohn and his eligible dependents, until the earlier of (a) the end of the 24–month period following his termination date or (b) the date Mr. Sohn or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

In December 2007, we entered into an offer letter agreement with John Edmunds, our Chief Financial Officer. This offer letter agreement set Mr. Edmunds’ base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Edmunds was entitled to a commuting allowance of $2,000 per month and a relocation allowance of up to $25,000 in the event he relocates to Westlake Village. However, it was agreed that instead of receiving this commuting allowance, we would reimburse Mr. Edmunds for travel expenses incurred for traveling between our headquarters in Sunnyvale, California and Westlake Village, California. In addition, Mr. Edmunds was granted options to purchase 183,221 shares of common stock, determined by our Board under the 2000 Stock Plan. Mr. Edmunds is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Edmunds’ offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

The offer letter agreement further provided that if Mr. Edmunds’ employment terminates within 18 months after a “corporate transaction”, as defined below, his option granted under his offer letter agreement will accelerate as to 50% of the unvested shares. However, pursuant to his stock option agreement, the vesting of the option will accelerate and the option will become fully vested. These provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Edmunds on June 8, 2010. Under this change of control severance agreement, if Mr. Edmunds is terminated by us without “cause,” as defined below, or if he resigns for “good reason,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

For purposes of the offer letter agreements above, “corporate transaction” is defined as: (a) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company.

For purposes of the change of control agreements above, “good reason” is defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, or (c) a material reduction in job responsibilities, change in title or change in reporting structure.

The term “cause” is defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is defined as the occurrence of any one of the following events:

•	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

•	a merger or consolidation where we are not the surviving entity;

•	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

•

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

For example, an executive who was hired on April 1, 2010 and who received 10,000 options would reach the one-year cliff on April 1, 2011 and 2,500 options would vest accordingly. If a change of control occurred on February 1, 2011, and the executive was terminated other than for cause, then the vesting of those 2,500 options would accelerate as of the date of the change of control.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our named executive officers if they had been involuntarily terminated on December 31, 2010.

	Involuntary Termination without a Change of Control	Involuntary Termination Following a Change of Control
Name	Health Care Benefits ($)	Severance Payments Attributable to Salary ($)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)
Young K. Sohn	21,760	750,000	4,648,113	(1)	36,298
John Edmunds	—	468,000	1,601,907	(2)	17,827
Gopal Raghavan	—	—	—		—
Ron Torten	—	—	—		—

(1)	The amount represents the fair market value per share of our common stock as of December 31, 2010, less the option exercise price ($1.78 and $9.29) multiplied by the unvested options as of December 31, 2010 (306,591 options). The closing price of our common stock on December 31, 2010 was $20.09.
(2)	The amount represents the fair market value per share of our common stock as of December 31, 2010, less the option exercise price ($1.47, $1.96 and $9.29) multiplied by unvested options as of December 31, 2010 (105,336 options). The closing price of our common stock on December 31, 2010 was $20.09.

Each executive will not receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Code.

In addition to the benefits described above, upon a merger, consolidation, sale, transfer or other disposition of all or substantially all of our assets in the event of a complete liquidation or dissolution, our 2000 Stock Plan provides that the successor corporation or its parent or subsidiary will assume, substitute or replace an equivalent award for each outstanding award under the 2000 Stock Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent accountants and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Inphi and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Respectfully submitted on April 15, 2011, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chairman
Mr. David J. Ladd
Mr. Peter J. Simone

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2011. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2008, 2009 and 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009, were as follows:

Services Provided	2010	2009
Audit Fees	$1,257,189	$250,859
Audit-Related Fees	45,184	—
Tax Fees	433,666	77,621
All Other Fees	1,500	—

Total Fees	$1,737,539	$328,480

Audit Fees. The aggregate fees billed for the years ended December 31, 2010 and 2009 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, comfort letter consents and other matters related to the SEC.

Audit-Related Fees. The aggregate fees billed for the year ended December 31, 2010 were for professional services related to the 2009 audit of Winyatek Technology Inc. acquired in June 2010. For the year ended December 31, 2009, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.

Tax Fees. The aggregate fees billed for the years ended December 31, 2010 and 2009 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business, the review of research and development credits and net operating loss carryover, and services related to our federal and state tax returns.

All Other Fees. For the year ended December 31, 2010, the aggregate fees billed were for professional services related to our Sarbanes-Oxley preparation. For the year ended December 31, 2009, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “All Other Fees” above.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your audit committee will review its future selection of our independent registered public accountants.

Our Board recommends a vote FOR the ratification of

PricewaterhouseCoopers LLP as our independent registered public accountants.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in the Compensation Discussion and Analysis and in Executive Compensation sections of this Proxy Statement, we design our compensation programs, for which our named executive officers are eligible, to attract, retain and motivate talented and experienced employees, including our named executive officers, to provide fair, equitable and reasonable compensation to each employee, to reward job performance, and to further align the interest of our employees with that of our stockholders. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Radford, the consultant retained by our compensation committee.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis — Compensation Policies and Practices as They Relate to Risk Management”. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and our compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and our compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

The advisory vote on our executive compensation as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Our Board recommends a vote FOR this proposal.

PROPOSAL 4

APPROVAL OF FREQUENCY FOR HOLDING AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we asking stockholders to vote, on an advisory basis, on how frequently they would like to hold an advisory vote on our executive compensation (which is referred to in this Proxy Statement as a “say-on-pay vote”). By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two or three years.

After careful consideration, our Board recommends holding an advisory vote on our named executive officer compensation once every three years (a “triennial” vote). We believe that a triennial vote will be the most effective means for conducting and responding to a say-on-pay vote. An advisory vote held every three years will provide our Board and the compensation committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement desired changes to compensation programs. The results of a say-on-pay vote received at the Annual Meeting will be considered by our management and our Board as we develop our compensation policies for the coming fiscal year. Accordingly, we believe that a triennial vote is appropriate as it allows time for any changes to incentive programs to be designed, implemented, and for the results to be evaluated and reported to stockholders. A triennial vote will also provide stockholders with sufficient time to evaluate the effectiveness of incentive programs, compensation strategies and our performance. Because our executive compensation programs do not generally change significantly from year to year, a triennial vote avoids the cost of including an additional proposal and vote in the annual meeting proxy statement more frequently.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two year, three years or abstain from voting when you vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve that the option of once every one year, two years or three years that received the highest number of votes cast for this resolution will be considered, on an advisory basis, to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, and the Executive Compensation).”

Required Vote

The option receiving the highest number of votes will be considered to be the preferred frequency for holding an advisory vote on our executive compensation. However, because this vote is advisory and non-binding on our Board or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted for “3 YEARS”.

Our Board recommends a vote for the approval of a vote

on our executive compensation every 3 YEARS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2010.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2012 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 17, 2011. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail— Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2012 Annual Meeting of Stockholders will be ineligible for presentation at the 2012 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

Santa Clara, California

April 21, 2011

Inphi’s 2010 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 7, 2011, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

May 17, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on May 16, 2011.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20233040000000000000 3	051711

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND 3 YEARS FOR ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class I directors:			2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.		☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Peter J. Simone O Lip-Bu Tan		3. An advisory vote on our executive compensation.		☐	☐	☐
The Board of Directors recommends a vote for 3 years:
			4. An advisory vote on the frequency of holding an advisory vote on our executive compensation.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
				☐	☐	☐	☐
5. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

	INPHI CORPORATION	☐	¢
	This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Inphi Corporation on May 17, 2011.

The undersigned hereby constitute(s) and appoint(s) Young K. Sohn and John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inphi Corporation to be held on May 17, 2011 and at any adjournments thereof, upon matters referred to in the Notice of the 2011 Annual Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF CLASS I DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 3 YEARS ON PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

¢	(Continued and to be signed on the reverse side.)	14475	¢